Exhibit 99.1

Priority Holdings, LLC Announces Combination with M I Acquisitions, Inc. to Become a Publicly Traded Company

Priority Believes Public Currency will Enable it to Access New Sources of Capital and Accelerate Growth

ALPHARETTA, Ga. and NEW YORK, Feb. 27, 2018 /PRNewswire/ -- Priority Holdings, LLC ("Priority" or the "Company"), a leading provider of B2C and B2B payment processing solutions, and M I Acquisitions, Inc. (NASDAQ: MACQU, MACQ, MACQW; "M I"), a Magna-sponsored special purpose acquisition company, announced today that they have entered into a definitive purchase agreement (the "Purchase Agreement"), whereby Priority will combine with M I and be renamed Priority Technology Holdings, Inc. The combined company will apply to continue the listing of its common stock on the Nasdaq Stock Market under the ticker symbol "PRTH." Post transaction, Priority's management team will continue to lead the company and Priority's current equityholders will own over 90% of the combined entity.

Priority Highlights:

  Founded in 2005, Priority is a leading provider of consumer and commercial payment solutions, processing over $39 billion of electronic payments in 2017
  Since 2015, Priority has grown net revenue and Adjusted EBITDA at compound annual growth rates of 13% and 16%, respectively
  Currently, Priority is the 7th largest non-bank merchant acquirer in the United States.1
  Differentiated through purpose built technology, including:
    MX platform for B2C payments provides merchants a fully customizable suite of business management solutions
    CPX platform for B2B payments, including CPX Gateway, provides businesses a complete suite of AP automation and electronic payment options to digitize commercial payments
  Recurring, transaction-based revenue
  Free cash flow conversion rate of 90%+ in 20172
  Attractive track record, with multiple avenues for future growth:
    Organic: inherent growth of B2C and B2B electronic payments growth; new clients; new products and services
    Accretive acquisitions
  Led by payment and technology industry veterans
  Priority's current equityholders are expected to own over 90% of the combined company
  Anticipated initial enterprise value in excess of $1 billion, implying a 12.5x multiple on forecasted 2018 pro forma Adjusted EBITDA3

Thomas C. Priore, Executive Chairman of Priority Holdings, LLC, said "executing the transaction with M I provides a key foundational element to execute on our growth strategy. Since inception, we have diligently focused on building a scalable, highly differentiated technology platform that delivers a value-added suite of payment and business solutions to our consumer and commercial payment clients. By establishing a public currency, coupled with our strong institutional debt presence and agile, cloud operating systems, we believe we are uniquely positioned as a consolidating platform company targeting payments and payment enabled software opportunities. That is why we are committing all of our equity to this strategy and are highly motivated to drive returns for our incoming investors."

Josh Sason, Chairman and CEO of M I Acquisitions commented "We met with over one hundred and fifty companies during our search process, and remained patient to do a deal with a company that we were confident would create substantial value for stockholders over the long run. We are pleased to be teaming with Tom and his team at Priority. The Company has demonstrated strong growth since its founding. While many of the leading companies in the space have been backed by private equity, Priority is controlled by management and has remained highly efficient as it has grown. We are extremely impressed with its ability to service 174,000 merchants, while onboarding 4,000 new merchants a month in 2017. Furthermore, the opportunity in the B2B space is large, and we believe Priority is extremely well positioned."

Additional information about Priority Holdings, LLC operations and financial performance is contained in the investor presentation that will be furnished by M I via a Current Report on Form 8-K (the "Investor Presentation") today with the Securities and Exchange Commission ("SEC"), and which can be viewed at the SEC website at www.sec.gov or on M I's website at www.miacquisitions.com.

Summary of Transaction

M I will combine with Priority at an enterprise value in excess of $1 billion, based on forecasted 2018 pro forma Adjusted EBITDA, with an equity value of approximately $690 million. Existing Priority equityholders will roll 100% of their equity into the combined company, resulting in expected pro forma ownership of over 90%. The transaction is expected to close in June 2018, pending M I stockholder approval, the receipt of proceeds from the proposed financing activities and other customary closing conditions. Additional information about the transaction, as well as Priority's operations and financial information is contained in the Investor Presentation. Interested parties should visit the SEC website at www.sec.gov.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed by M I with the SEC as an exhibit to a Current Report on Form 8-K.

Advisors

Cowen and Company acted as exclusive strategic and financial advisor to Priority Holdings, LLC; Chardan acted as exclusive advisor to M I; Schulte Roth & Zabel LLP acted as legal counsel to Priority; Loeb & Loeb LLP acted as legal counsel to M I.

About M I Acquisitions:

M I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities sponsored by NY-based investment firm, Magna. In September 2016, M I consummated a $54.7 million initial public offering of 5.73 million units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant, at a price of $10.00 per unit. M I's securities are quoted on the NASDAQ stock exchange under the ticker symbols MACQ, MACQW and MACQU.

About Priority Holdings, LLC:

With headquarters in Alpharetta, GA, Priority is one of the fastest growing payments companies in the U.S. The Company was founded in 2005, with a mission to build a merchant inspired payments platform that would advance the goals of its SMB and enterprise business partners. Processing over $39 billion of payment volume in 2017, Priority is currently the 7th largest non-bank merchant acquirer in the United States.4

Important Notice Regarding Forward-Looking Statements and Non-GAAP Measures

This press release contains certain "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the pending transaction between M I and the Company and the transactions contemplated thereby, and the parties perspectives and expectations, are forward looking statements. Such statements include, but are not limited to, statements regarding the proposed transaction, including the anticipated initial enterprise value and post-closing equity value, the benefits of the proposed transaction, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the transactions contemplated by the Purchase Agreement. The words "expect," "believe," "estimate," "intend," "plan" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

Such risks and uncertainties include, but are not limited to: (i) risks related to the expected timing and likelihood of completion of the pending transaction, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals, or that the required approval of the Purchase Agreement by the stockholders of Priority was not obtained; (ii) risks related to the ability of M I and Priority to successfully integrate the businesses; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the Purchase Agreement); (iv) the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Priority or M I; (v) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (vi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of M I's common stock; (vii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Priority and M I to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; (viii) risks related to successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (ix) the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and (x) risks associated with the financing of the proposed transaction.

A further list and description of risks and uncertainties can be found in M I's Annual Report on Form 10-K for the fiscal year ending December 31, 2016 filed with the SEC, in M I's quarterly reports on Form 10-Q filed with the SEC subsequent thereto and in the proxy statement on Schedule 14A that will be filed with the SEC by MI in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and M I, Priority, and their subsidiaries undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Adjusted EBITDA is not calculated in accordance with U.S. GAAP. It is a performance measure that provides supplemental information that M I and Priority believe is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside GAAP measures such as net income, operating income and gross profit. Adjusted EBITDA excludes the financial impact of items management does not consider in assessing the ongoing operating performance of M I, Priority, or the combined company, and thereby facilitates review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the results of operations of M I, Priority or the combined company may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, M I and Priority believe Adjusted EBITDA provides helpful information to analysts and investors to facilitate a comparison of their operating performance to that of other companies. The presentation of Adjusted EBITDA in this press release should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items.

Additional Information and Where to Find It

In connection with the transaction described herein, M I will file relevant materials with the Securities and Exchange Commission (the "SEC"), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, M I will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT M I WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT M I, THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by M I with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov) or at M I's website (www.miacquisitions.com) or by writing to M I, c/o Magna Management LLC, 40 Wall Street, 58th Floor, New York, NY 10005.

Participants in Solicitation

The Company, M I, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of M I common stock in respect of the proposed transaction. Information about M I's directors and executive officers and their ownership of M I's common stock is set forth in M I's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

1 Source: The Nilson Report; adjusted to reflect recent merger of two non-bank acquirers.
2 Free cash flow conversion is defined as (Adj. EBITDA - CAPEX) / Adj. EBITDA.
3 Anticipated initial enterprise value based on cash in trust price of $10.30 per share (not including interest earned on the trust account and any funds deposited in the trust account to extend the time M I has to complete a business combination) and expected cash and debt balances at close.
4 Source: The Nilson Report; adjusted to reflect recent merger of two non-bank acquirers.

CONTACT: Andrew Reggev : Vice President, Magna, T : +1 (347) 491-4240, E : andrew.reggev@mag.na